QuickLinks -- Click here to rapidly navigate through this document

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-112821

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED MARCH 4, 2004)

6,829,260 shares

Valentis, Inc.

Common Stock

        This prospectus supplement amends the prospectus dated March 4, 2004 of Valentis, Inc. covering up to 6,829,260 shares of our common stock that may be offered for resale by the selling securityholders named in the prospectus and the persons to whom such selling securityholders may transfer their shares. No securities are being offered or sold by Valentis pursuant to this prospectus. The shares of common stock may be sold from time to time by the selling securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders and any broker-dealers who may participate in sales of the shares may use this prospectus supplement.

        The selling stockholders acquired the common stock and the warrants to purchase common stock directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws. We will not receive any of the proceeds from the sale of these shares by the selling stockholders, but we will receive proceeds from the exercise of warrants, if any.

        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated March 4, 2004, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that information provided by the prospectus supplement supersedes the information contained in the prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is July 30, 2004.

SELLING SECURITYHOLDERS

        The table of selling securityholders and related footnotes on pages 12 -15 of the prospectus setting forth information on the ownership of shares of Valentis' common stock beneficially owned and offered under the prospectus are amended as set forth below:

        None of the selling securityholders listed below has held any position or office with, or has otherwise had a material relationship with us or any of our affiliates within the past three years, other than as a stockholder. The percentage ownership data is based on 13,009,895 shares of our common stock outstanding as of July 29, 2004.

SECURITY OWNERSHIP(1)

			Shares Beneficially Owned After Offering
	Number of Shares Beneficially Owned Before Offering
		Number of Shares Being Offered
Name			Number	Percentage
Kevin Barringer(2)	500	500	0	*
Alan Gelband Custodian for Alex Gelband(2)	500	500	0	*

*
Represents beneficial ownership of less than one percent.

(1)
The preceding table has been prepared based solely upon information furnished to us as of the date of this prospectus by the selling stockholders listed above. The selling stockholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the preceding table is presented.

(2)
Represents 500 shares transferred as a gift without consideration from Alan Gelband.

QuickLinks

PROSPECTUS SUPPLEMENT NO. 2 (TO PROSPECTUS DATED MARCH 4, 2004)
SELLING SECURITYHOLDERS
SECURITY OWNERSHIP(1)